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                                    Exhibit 10.47


                                   AMENDMENT TO THE

                                SILICON GRAPHICS, INC.

                                AMENDED AND RESTATED
                           1989 EMPLOYEE BENEFIT STOCK PLAN




    This following Amendment to the Silicon Graphics, Inc., (the "Company") Amended and Restated 1989 Employee Benefit Stock Plan (the "Plan") was approved by the Company's Board of Directors at a meeting held on April 23, 1997.

    1. Section 6(i) of the Plan is hereby amended to read in its entirety as follow:

         (i) Unless otherwise determined by the Committee to the contrary, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee only by the Optionee. The Committee may, in the manner established by the Committee, provide for the transfer, without payment of consideration, of an Option by the Optionee to any member of the Optionee's immediate family or to a trust or partnership whose beneficiaries are members of the Optionee's immediate family. In such case, the Option will be exercisable only by such transferee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. For purposes of this Section, an Optionee's "immediate family" shall mean the Optionee's spouse, children and grandchildren.

    This amendment shall be effective as of the date first above written.